Exhibit 10.15

EXECUTION VERSION

ROYALTY AGREEMENT

dated as of

May 31, 2017

by and between

AZIYO MED, LLC

and

LIGAND PHARMACEUTICALS INCORPORATED

TABLE OF CONTENTS

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ROYALTY AGREEMENT

This ROYALTY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of May 31, 2017, by and between AZIYO MED, LLC, a Delaware limited liability company (the “Company”); and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Ligand”).

RECITALS

Whereas, the Company wishes (i) to acquire from CorMatrix Cardiovascular, Inc. (the “Seller”) all of its assets related or applicable to, or used in connection with, its business of developing, manufacturing and commercializing the Products described herein (the “Sale Transaction”), and (ii) in connection with such Sale Transaction, to obtain the consent of Ligand to the Sale Transaction and enter into an agreement with Ligand setting forth the obligations of the Company to Ligand with respect to such acquired interests and the sale of the Products; and

Whereas, as a condition precedent to Ligand’s entering into this Agreement, Aziyo Biologics, Inc., a Delaware corporation and the parent of the Company (the “Guarantor”), has agreed to enter into a Guaranty Agreement guarantying the obligations of the Company under Section 2.01, in substantially the form attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I - Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean direct or indirect ownership of a majority of the stock or other equity interests having the right to vote for the election of directors or other members of the governing body of the entity.

“Applicable Royalty Percentage” shall mean (i) prior to the first $5,000,000 payment of the Buydown Payment, twenty percent (20.0%) or (ii) following such payment, five percent (5.0%), provided that if the second $5,000,000 installment of the Buydown Payment is not made on or before December 15, 2017, then the Applicable Royalty Percentage shall be twenty percent (20.0%) from December 15, 2017, until such second payment is made.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of May 31, 2017, by and among the Seller, the Company and the Guarantor setting forth the terms and conditions of the Sale Transaction.

“Audit Costs” shall mean, with respect to any audit of the books and records of the Company or its Subsidiaries with respect to amounts payable or paid under this Agreement, the reasonable out-of-pocket cost of such audit, including all fees, costs and expenses incurred in connection therewith.

“Bankruptcy Event”. shall mean the occurrence of any proceeding being instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or the Company taking any action to authorize any of the actions set forth above. Notwithstanding the foregoing, if such proceeding is instituted against the Company, no Bankruptcy Event shall have occurred unless such proceeding remains undismissed, undischarged or unbonded for a period of sixty (60) days.

“Books” shall mean all of the books and records of a Person, including ledgers, federal and state tax returns, records regarding the Person’s assets or liabilities, the General Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Buydown Payment” shall have the meaning set forth in Section 2.01(a).

“CanGaroo Product Change of Control” shall mean the first to occur of any Product Change of Control in respect of the CanGaroo Products.

“Collateral” means the Royalty Related Collateral and the General Collateral.

“Company” shall have the meaning set forth in the preamble.

“Company Change of Control” shall mean, with respect to the Company, the first to occur of any of the following transactions:

(a)            the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if after such acquisition, such Person or group would be the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, but assuming that any convertible securities owned by such Person or group or any controlled affiliates thereof are immediately exercisable), directly or indirectly, of securities of the Company representing a majority of the voting power of the Company;

(b)            a merger or consolidation of the Company, with any other Person, other than a merger or consolidation which would result in the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of voting power of the Company immediately after such merger or consolidation; or

(c)            the bona fide sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its Subsidiaries of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole.

“Confidential Information” shall mean, as it relates to the Company and its Affiliates and any of the Products, the Intellectual Property related to any of the Products, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either Party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential or proprietary. Notwithstanding the foregoing definition, Confidential Information shall not include information that (a) is already in the public domain at the time the information is disclosed, (b) thereafter becomes lawfully obtainable from other sources who, to the knowledge of the recipient, have no obligation of confidentiality, (c) can be shown to have been independently developed by the recipient or its representatives without reference to any Confidential Information of the other Party or (d) is required to be disclosed under laws, rules and regulations of any Governmental Authority applicable to the Company or its Affiliates or Ligand or its Affiliates, as the case may be, or pursuant to the rules and regulations of any securities exchange or trading system or pursuant to any other laws, rules or regulations of any Governmental Authority having jurisdiction over the Company and its Affiliates or Ligand and its Affiliates.

“Depository Bank” shall mean Silicon Valley Bank.

“Effective Date” shall mean the date of the closing of the Sale Transaction.

“Excluded Assets” shall mean (i) any deposit accounts exclusively used by the Company for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Company’s employees, (ii) the Permitted CD Collateral Accounts (as defined in the MidCap Credit Facility), (iii) any fee interest in owned or leased real property (including fixtures related thereto), (iv) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, (v) any motor vehicles or other assets subject to certificates of title, (vi) any equity interests of subsidiaries that are not wholly-owned subsidiaries to the extent a security interest on such equity interests is prohibited by the organizational or joint venture documents relating to such equity interests, (vii) any voting equity interests of foreign subsidiaries in excess of 65% of the outstanding voting equity interests of such subsidiaries and (viii) any assets over which the granting of a security interest in such assets would be prohibited by applicable law or contract or that would require governmental consent, approval, license or authorization, in each case after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in the applicable jurisdiction or any other applicable law or principle of equity.

“Excluded Costs” shall mean the following items to the extent permitted by generally accepted accounting principles: (i) value added or any other similar transaction taxes accrued on sales invoices, (ii) sales discounts and all kinds of rebates, (iii) any orders or parts thereof which are subsequently returned to the Company (or an Affiliate, agent or sublicensee thereof, as applicable) and refunded to the customer or wholesaler, (iv) charges for late payment collected from customers, registration charges and other service charges and (v) applicable shipping charges.

“Existing Liens” shall mean (i) any liens or other security interests upon any assets of the Company for the benefit of the lenders and other secured parties under the MidCap Credit Facility, and (ii) the rights of the Seller and Cook Biotech Incorporation, an Indiana corporation, under the respective cross license agreements entered into by the Company and each of them in connection with the Sale Transaction, as they may be amended or modified from time to time.

“Fiscal Quarter” shall mean each three (3) month period commencing January 1, April l, July 1 or October 1, provided however that (a) the first Fiscal Quarter after the Effective Date shall commence on the day after the Effective Date and continue to the end of the first full Fiscal Quarter thereafter and (b) the last Fiscal Quarter of the Term shall end upon the expiration or termination of this Agreement.

“Fiscal Year” shall mean the calendar year.

“General Collateral” shall have the meaning set forth in Section 8.02.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign).

“Guarantor” shall have the meaning set forth in the Recitals.

“Intellectual Property” shall mean all proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, generated by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or any of its Subsidiaries.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, by and among the MidCap Credit Facility Agent, Ligand and the Company, dated as of May 31, 2017, as it may be amended, supplemented or otherwise modified from time to time.

“Knowledge of the Company” shall mean the current actual knowledge, information or belief held by Lode Debrabandere, Kevin Rakin and Michelle LeRoux Williams after reasonable inquiry by such person into the relevant subject matter.

“Ligand” shall have the meaning set forth in the preamble.

“Ligand Account” shall mean the following account (or such other account as Ligand may designate in writing (such designation to be made at least two (2) Business Days prior to any payment owing to Ligand under this Agreement)):

Ligand Pharmaceuticals, Inc.
[XXX]
Account No. [XXX]
Routing No. [XXX]

“Ligand Purchase Agreement” shall mean the Interest Purchase Agreement, dated as of May 3, 2016, between the Seller and Ligand.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, awards, penalties, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with defending any action, suit or proceeding.

“Main Account” shall mean the deposit account maintained by the Company at the Depository Bank with account number [XXX].

“Material Adverse Change"” shall mean, with respect to the Company and its Subsidiaries, any event, change, circumstance, occurrence, effect or state of facts that has caused or is reasonably likely to cause a material adverse change in the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean (a) the effect of a Material Adverse Change, (b) a material adverse effect on the validity or enforceability of this Agreement, (c) the inability or failure of the Company to make the payments provided in this Agreement, (d) a material adverse effect on the ability of the Company to perform any of its other material obligations under this Agreement or (e) any material adverse effect on the Products or the ability of the Company and its Subsidiaries to distribute, market and/or sell the Products.

“MidCap Credit Facility” shall mean that certain Credit and Security Agreement (Revolving Loan) and that certain Credit and Security Agreement (Term Loan), as each may be amended, amended and restated, supplemented or otherwise modified as of the date hereof, and as each may be further amended, amended and restated. supplemented or otherwise modified from time to time as permitted by the Intercreditor Agreement, by and among the Company and the Guarantor, as Borrowers (as defined therein), MidCap Credit Facility Agent and the Lenders (as defined therein) party thereto.

“MidCap Credit Facility Agent” shall mean MidCap Financial Trust, a Delaware statutory trust, in its capacity as administrative agent under the MidCap Credit Facility or any successor thereto in such capacity.

“Minimum Annual Royalty” shall mean with respect to (a) calendar year 2017, zero, (b) calendar year 2018, $1,250,000, (c) calendar year 2019, $2,200,000, and (d) calendar year 2020 and each calendar year thereafter during the Term, $2,750,000; provided, however, that for the final Fiscal Year of the Term, the “Minimum Annual Royalty” shall mean the applicable Minimum Annual Royalty multiplied by the fraction of such Fiscal Year that is within the Term; provided, further, that if any Product, or any product enumerated in the definition of any Product (or in any Schedule referenced in any such definition), is divested as a result of a Product Change of Control or if any Product is withdrawn from the market for regulatory or safety reasons, the Minimum Annual Royalty shall be reduced by an amount that is the product of (a) the applicable Minimum Annual Royalty for the Fiscal Year in which such Product Change of Control or withdrawal takes place and for each Fiscal Year thereafter times (b) the fraction representing (x) the total sales of such Product or enumerated product subject to such Product Change of Control or withdrawal in the twelve (12) calendar months immediately preceding such Product Change of Control or withdrawal over (y) the aggregate total sales of all Products in the twelve (12) calendar months immediately preceding such Product Change of Control or withdrawal. For the avoidance of doubt, the Minimum Annual Royalty shall be adjusted according to the foregoing proviso immediately as of any Product Change of Control or withdrawal.

“Minimum Quarterly Payment” shall mean, with respect to any Fiscal Quarter during the Term, an amount equal to the difference between (i) the applicable Minimum Quarterly Royalty and (ii) the aggregate Monthly Royalties paid to Ligand with respect to such Fiscal Quarter.

“Minimum Quarterly Royalty” shall mean the applicable Minimum Annual Royalty divided by four; provided, however, that for the final Fiscal Quarter of the Term, the “Minimum Quarterly Royalty” shall mean the applicable Minimum Annual Royalty divided by four multiplied by the fraction of such Fiscal Quarter that is within the Term.

“Minimum Quarterly Royalty Overpayment” shall have the meaning set forth in Section 2.02(b)(ii).

“Monthly Report” shall mean, with respect to the relevant Payment Month of the Company, a report showing (a) the gross revenues of the Products for such Payment Month, (b) the Net Sales Proceeds for such Payment Month, (c) the Excluded Costs for such Payment Month, and (d) a reasonable calculation of the amount to which Ligand is entitled for such Payment Month pursuant to Section 2.02(a) of this Agreement.

“Monthly Royalty” shall mean, with respect to each Payment Month, the amount due to Ligand pursuant to Section 2.02(a) for such Payment Month.

“Net Sales Proceeds” shall mean the aggregate amount of sales proceeds received by the Company (or an Affiliate, agent or sublicensee thereof, as applicable) and its Subsidiaries for Products in any Payment Month during the Term, less Excluded Costs.

“Obligations” shall mean any and all payment obligations of the Company under this Agreement.

“Pari Passu Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Parties” shall mean Ligand, the Company and any other Person from time to time made party to this Agreement, each a “Party.”

“Patent” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, revisions, term extensions, substitutes, supplementary protection certificates, reexaminations, inter-partes reviews, post-grant oppositions or similar post-grant review proceedings, including the inventions claimed in any of the foregoing and any priority rights arising therefrom, that are issued or filed prior to the date hereof or during the remainder of the Term, which are owned by the Company or any Subsidiary.

“Payment Month” shall mean each month-long period commencing on the first day of each calendar month during the Term, provided however that (a) the first Payment Month after the Effective Date shall commence on the day after the Effective Date and continue until the end of the first full Payment Month thereafter and (b) the last Payment Month of the Term shall end upon the expiration or termination of this Agreement.

“Permitted Liens” shall mean (i) the Existing Liens, (ii) the security interests granted to Ligand pursuant to Article VIII, and (iii) any liens for taxes or other governmental charges arising by operation of law in the ordinary course of business for sums which are not yet due and payable.

“Permitted Transaction” shall mean any transaction (a) contemplated by the MidCap Credit Facility, as in effect on the Effective Date, or any refinancing facility with respect thereto and (b) during the Term whereby the Company incurs, creates, assumes or permits to exist any indebtedness for borrowed money; provided that such transaction (x) does not, except to the extent expressly contemplated by Section 8.06, result in any security interest granted hereunder ceasing to be a valid and perfected security interest and (y) could not reasonably be expected to impair the ability of the Company to comply with the requirements to make the payments set forth in Section 2.01, Section 2.02 or Section 2.03.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Product Change of Control” shall mean, with respect to any Product, or any product enumerated in the definition of any Product (or in any Schedule referenced in any such definition), any sale or other transfer by the Company of substantially all of the assets primarily used to commercialize such Product or such enumerated product or of the exclusive right to commercialize such Product or such enumerated product.

“Products” shall mean (a) SIS tissue sheet products that were (i) marketed or sold by the Seller under the trade name CorMatrix Carotid Repair, CorMatrix Vascular Repair, CorMatrix Pericardial Repair & Reconstruction, Tyke or CorMatrix Cardiac Tissue Repair and (ii) described in a Section 510(k) premarket notification cleared by the FDA on or prior to the Closing Date, (b) SIS encasement structures for encapsulation of any cardiac implantable electronic device (CIED) that were (i) marketed or sold by the Seller under the trade name CanGaroo or CorMatrix CanGaroo and (ii) described in a Section 510(k) premarket notification cleared by the FDA on or prior to the Closing Date (the “CanGaroo Products”), and (c) any products substantially similar in design and application to the Products specified in clauses (a) and (b) commercialized after the Closing Date during the Term, including in each case specified in clauses (a) - (c), any modifications and improvements made to the tissue sheet structures or the encasement structures of such Products that are to be commercialized for the applications in the Aziyo Fields of Use, as defined in the Asset Purchase Agreement. For the purposes hereof, the term “Products” shall also mean and include (x) CanGaroo Products for encasement of neurologic devices and other subcutaneous implantable device applications, and (y) CanGaroo Products composed of SIS plus antibiotics. Schedule A sets forth a complete list of all of the Products at the Closing Date.

“Recharacterization” shall have the meaning set forth in the recitals to the Intercreditor Agreement.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of surgical implants or other regulation of surgical implants.

“Regulatory Approvals” shall mean all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of any of the Products.

“Remedies Event” shall mean (x) a Bankruptcy Event, (y) a failure by the Company to make a payment pursuant to Section 2,01, Section 2.02 or Section 2.03, provided that no such failure shall constitute a Remedies Event unless such failure shall remain uncured for thirty (30) days or (z) an Event of Default (as defined in the MidCap Credit Facility) under the MidCap Credit Facility.

“Royalty Interests” shall mean the right to receive on a monthly basis cash in an amount equal to the product of the Applicable Royalty Percentage multiplied by the Net Sales Proceeds during the Term, pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, Royalty Interests shall not constitute accounts or payment intangibles (as each term is defined in the UCC) giving rise to such cash amounts.

“Royalty Related Collateral” means (a) any accounts (as defined in Article 9 of the UCC) with respect to the Products and the proceeds of such accounts, (b) the Special Account, (c) any intellectual property acquired by the Company from the Seller and necessary for the production, marketing or sale of the Products, including those set forth on Schedule B hereto and (c) any Equipment and Inventory (as defined in Article 9 of the UCC) used in connection with the production of any Product.

“Sale Transaction” shall have the meaning set forth in the Recitals.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SIS” shall mean a solid sheet extracellular matrix composition prepared from intestinal tissue.

“Special Account” shall mean the deposit account maintained by the Company at the Depository Bank with account number [XXX].

“Subsidiary” shall mean, with respect to the Company, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the voting power (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned beneficially or of record by the Company.

“Sweep Event” shall have the meaning set forth in the Intercreditor Agreement.

“Term” shall have the meaning set forth in Section 6.01.

“Third Party” shall mean any Person other than Ligand and any Affiliate of Ligand or the Company or any Subsidiary of the Company.

“Transfer” shall have the meaning set forth in Section 8.06(c).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

ARTICLE II - Payments by the Company;

SECTION 2.01. Buydown Payment.

The Company shall make a payment to Ligand in the amount of $10,000,000 (the “Buydown Payment”) in two (2) installments, the first installment in the amount of $5,000,000 payable within thirty (30) days after the Effective Date but no later than June 30, 2017, and the second installment in the amount of $5,000,000 payable on or before December 15, 2017, each of which shall be paid by wire transfer of immediately available funds to the Ligand Account.

SECTION 2.02. Periodic Royalties.

(a)            Monthly Royalties. The Company shall pay to Ligand, by wire transfer of immediately available funds (i) within thirty (30) days after the end of each Payment Month, an amount equal to the Applicable Royalty Percentage multiplied by the Net Sales Proceeds (if any) received by the Company during such Payment Month, and (ii) on the Closing Date, the monthly royalty amounts due and owing by Seller under the Ligand Purchase Agreement for the Payment Months of March and April 2017 and when due the monthly royalty amount of Seller thereunder for the Payment Month of May 2017.

(b)         Minimum Quarterly Payments.

(i)            Subject to clause (b)(ii), if, with respect to any Fiscal Quarter that begins after December 31, 2017, the sum of (1) the aggregate Monthly Royalties paid to Ligand during the Fiscal Year that includes such Fiscal Quarter plus (2) the Minimum Quarterly Payments made to Ligand during such Fiscal Year is less than the Minimum Quarterly Royalty multiplied by the number of completed Fiscal Quarters in such Fiscal Year, then the Company shall pay to Ligand, by wire transfer of immediately available funds within thirty (30) days after the end of such Fiscal Quarter, an amount equal to the difference between (A) the Minimum Quarterly Royalty multiplied by the number of completed Fiscal Quarters in such Fiscal Year and (B) the sum of (1) the aggregate Monthly Royalties paid to Ligand with respect to such Fiscal Year plus (2) the Minimum Quarterly Payments made to Ligand with respect to such Fiscal Year.

(ii)            Notwithstanding clause (b)(i), if, with respect to any Fiscal Year that begins after December 31, 2017 in respect of which any Minimum Quarterly Payment was made to Ligand, the aggregate Monthly Royalties paid in respect of such Fiscal Year exceed the applicable Minimum Annual Royalty (the amount of any such Minimum Quarterly Payments made in any such Fiscal Year, the “Minimum Royalty Overpayment”), then any subsequent payment obligation owing by the Company pursuant to this Agreement shall be automatically reduced and offset in the amount of such Minimum Royalty Overpayment until such Minimum Royalty Overpayment is extinguished.

(c)          Payments to Ligand.

(i)            Within thirty (30) days following the end of each Payment Month, the Company shall disburse from the Special Account to the Ligand Account an amount equal to the amount to which Ligand is entitled pursuant to Section 2.02(a) of this Agreement (if any) for such Payment Month.

(ii)            Within sixty (60) days following the end of each Fiscal Quarter, the Company shall remit by wire transfer of immediately available funds to the Ligand Account an amount equal to the amount to which Ligand is entitled pursuant to Section 2.02(b) of this Agreement (if any) for such Fiscal Quarter.

(iii)            If, after any Sweep Event occurs, the "notice of exclusive control" giving rise to such Sweep Event is revoked prior to a Bankruptcy Event, to the extent any Minimum Quarterly Royalty came due and was not paid pursuant to [Section 2.1(b)] of the lntercreditor Agreement prior to such revocation, the Company shall pay such Minimum Quarterly Royalty within thirty (30) days of such revocation.

SECTION 2.03. Milestone Payments.

(a)           If and when the aggregate amount of Net Sales Proceeds received by the Company during the Term equals $100,000,000, the Company shall pay $5,000,000 to Ligand, which payment shall be made within forty-five (45) days thereof by wire transfer of immediately available funds to the Ligand Account.

(b)            If and when the aggregate amount of Net Sales Proceeds received by the Company during the Term equals $300,000,000 or the occurrence of a CanGaroo Product Change of Control during the Term, whichever is sooner, the Company shall pay an additional $5,000,000 to Ligand, which payment shall be made within forty-five (45) days thereof by wire transfer of immediately available funds to Ligand Account.

SECTION 2.04. Consent to Sale Transaction; No Assumed Obligations.

Ligand hereby consents to the Sale Transaction on the terms and conditions set forth in the Asset Purchase Agreement. Notwithstanding any provision in this Agreement or any other writing to the contrary, Ligand acknowledges and agrees that (i) Ligand does not have any right, title or interest in or to any of the Products or any other assets acquired the Company in the Sales Transaction, except for its interest in and to the Royalty Interests (and the security interests granted to Ligand hereunder) during the Term, all as set forth herein, and (ii) neither the Company nor any of its Affiliates have assumed or agreed to pay any liabilities or other obligations of the Seller or any of its Affiliates to Ligand or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including without limitation, any obligations or liabilities of the Seller or its Affiliates under the Ligand Purchase Agreement. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller and its Affiliates.

ARTICLE III - Representations and Warranties of the Company

SECTION 3.01. Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and all licenses, authorizations, consents and approvals required to carry on its business as proposed to be conducted in connection with this Agreement. The Company has no Subsidiaries.

SECTION 3.02. Authorization. The Company has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

SECTION 3.03. Governmental Authorization. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority.

SECTION 3.04. Ownership.

(a)          As of the date hereof, the Company owns or holds a valid license under all of the Intellectual Property and the Regulatory Approvals which it currently purports to own related to any of the Products, free and clear of all liens, except Permitted Liens. As of the date hereof, the Company has not granted, nor does there exist, any lien on the Products except Permitted Liens.

(b)          There is no filed and served on the Company or, to the Knowledge of the Company, threatened against the Company in writing any action, suit, proceeding, investigation or claim by any Person to which the Company is a party that claims that the Intellectual Property or the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product infringes on any Person’s trade secrets or other intellectual property. The Company has not received any written communication containing an offer to license to the Company, or a request that the Company consider whether it wishes to obtain a license, under any intellectual property owned by a third party, in each case, to make, use or sell a Product. To the Knowledge of the Company, without any independent investigation or inquiry, there are no pending unlicensed patent applications owned by any other Person that if a patent were to issue thereon without modification or amendment, would limit or prohibit, in any material respect, the manufacture, use or sale of any Product.

SECTION 3.05. Litigation. As of the date hereof, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company, in each case with respect to clause (a) or (b) above, which, if adversely determined, would question the validity of, or could reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company relating to any of the Products, the Intellectual Property related to any of the Products or the Regulatory Approvals.

SECTION 3.06. Compliance with Laws. To the Knowledge of the Company, the Company (a) is not in violation of, has not violated and is not under investigation with respect to, and (b) has not been threatened to be charged with or been given written notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to the Company which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by the Company will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provision of (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any of its assets or properties are subject or bound or (ii) any contract, agreement, commitment or instrument to which the Company is a party or by which the Company, or any of its assets or property’s is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of formation or limited liability company agreement (or other organizational or constitutional documents) of the Company; (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that have been obtained at or prior to the date hereof; or (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any right of the Company to distribute, market and/or sell any of the Products, except, in the case of clause (a), (c) or (d) above, for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.08. Current Indebtedness. Other than as set forth on Schedule 3.08, there is no indebtedness (other than trade indebtedness in the ordinary course of business) for borrowed money of the Company.

SECTION 3.09. Financial Statements. All financial statements for the Company and Guarantor delivered to Ligand fairly present, in conformity with generally accepted accounting principles, in all material respects, the consolidated financial condition and consolidated results of operations of the Company and Guarantor.

ARTICLE IV - Representations and Warranties of Ligand

SECTION 4.01. Organization. Ligand is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

SECTION 4.02. No Assignment; Authorization. Ligand has not assigned, transferred, pledged, granted a security interest in or otherwise disposed of any of its obligations or rights under the Ligand Purchase Agreement, or any right, title or interest in or to the Products, any Intellectual Property related to the Products or any revenues related to the Products, except as provided herein, and has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder and to consummate the transactions contemplated hereunder. This Agreement has been duly authorized, executed and delivered by Ligand and constitutes the valid and binding obligation of Ligand, enforceable against Ligand in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or general equitable principles.

SECTION 4.03. Conflicts. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by Ligand will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provision of (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Ligand or any of its assets or properties may be subject or bound or (ii) any contract, agreement, commitment or instrument to which Ligand is a party or by which Ligand or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or bylaws (or other organizational or constitutional documents) of Ligand; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clause (a) or (c), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the ability of Ligand to perform any of its obligations under this Agreement.

ARTICLE V - Covenants

SECTION 5.01. Access; Information.

(a)          Maintenance of Books and Records. During the Term, the Company shall keep and maintain, or cause to be kept and maintained, at all times books of account and records consistent with good business practices and customary industry standards adequate to correctly reflect all payments paid and/or payable to Ligand with respect to the Products.

(b)          Inspection Rights. During the Term, Ligand shall have the right to designate a Third Party independent public accounting firm (the “Ligand Representative”) to visit the Company’s and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain their books and records relating or pertaining to the Products for the purpose of conducting an audit of such books and records with respect the payments due and payable to Ligand under Section 2.02 or Section 2.03, and to inspect and audit such books and records for such purpose, during normal business hours, and, upon at least ten (10) Business Days’ written notice given by Ligand to the Company, the Company will provide such Ligand Representative reasonable access to such books and records; provided, however, such inspection and audit rights may only be exercised by Ligand once in each calendar year.

(c)          Audit Costs. In the event any audit of the books and records of the Company and its Subsidiaries relating to the the gross revenues of the Products or Net Sales Proceeds conducted by Ligand and/or any of Ligand’s representatives reveals that the amounts paid to Ligand hereunder for the period of such audit have been understated by more than ten percent (10%) of the undisputed amounts due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company; and in all other cases, such Audit Costs shall be borne by Ligand.

(d)          Monthly Reports. During the Term, the Company shall, promptly after the end of each Payment Month of the Company (but in no event later than thirty (30) days following the end of such Payment Month), produce and deliver to Ligand a Monthly Report for such Payment Month.

(e)          Periodic Reports. The Company shall deliver to Ligand the following financial statements:

(i)            Within forty-five (45) days after the end of each Fiscal Quarter after the Effective Date, copies of the unaudited financial statements of the Company for such Fiscal Quarter; and

(ii)            Within one hundred twenty (120) days after the end of each Fiscal Year after the Effective Date, copies of the audited consolidated financial statements of the Guarantor and the Company for such Fiscal Year.

(f)           Notice of Deposits Following a Sweep Event. Following a Sweep Event, on the first Business Day of each week, the Company shall provide Ligand with notice of the amount and the source of all deposits made during the preceding week into the Main Account.

SECTION 5.02. Confidentiality; Press Release.

(a)            All Confidential Information furnished by the Company or Seller to Ligand or by Ligand to the Company in connection with this Agreement and the transactions contemplated hereby, as well as the terms, conditions and provisions of this Agreement, shall be kept confidential by Ligand and the Company. Notwithstanding the foregoing, (i) the Company and Ligand may disclose such Confidential Information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives, (ii) the Company may disclose the terms, conditions and provisions of this Agreement to any Third Party in connection with (and only in connection with) a transaction with such Third Party that could reasonably be expected to result in (X) a Company Change of Control, (Y) a Product Change of Control or (Z) a sale by the Company of a Subsidiary, division, product line, or other significant portion of its business, and (iii) the Company and Ligand may disclose such Confidential Information as may otherwise be required by applicable law, including filing this Agreement with the SEC; provided, in the case of the foregoing clauses (i) and (ii) that such Persons and such Third Parties shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.02(a); provided, further, that in the case of the foregoing clause (iii) Ligand shall provide at least five (5) Business Days’ notice to the Company of any filing with the SEC and consider in good faith a request for confidential treatment of any portion of this Agreement prior to filing with the SEC.

(b)            Notwithstanding the foregoing clause (a), Ligand may make a press release or other announcement or public disclosure concerning this Agreement, provided that such press release shall be (x) subject to prior review by the Company and (y) in form and substance reasonably satisfactory to the Company taking into account any commercial sensitivities of the Company.

SECTION 5.03. Efforts; Further Assurance. Subject to the terms and conditions of this Agreement, each of Ligand and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Ligand and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 5.04. Remedies Event. During the Term, if a Remedies Event shall have occurred and be continuing, subject to the Intercreditor Agreement, the Company shall not, without the consent of Ligand, make a distribution to its member or members, or retire any indebtedness for borrowed money, other than in connection with a Permitted Transaction, or engage in any transaction that would result in a Company Change of Control.

SECTION 5.05. Indebtedness; Sale of Revenue Interests. Prior to the time that the Buydown Payment is paid in full, unless Ligand shall otherwise consent in writing, the Company shall not, other than in connection with any Permitted Transaction, (x) incur, create, assume or permit to exist any indebtedness for borrowed money of the Company other than indebtedness of the Company as of the Effective Date or (y) sell, assign, transfer or convey any interests in the revenues generated by the Products to any Third Party other than by the terms of this Agreement.

SECTION 5.06. Remittance of Funds to Accounts.

(a)          Weekly Sweep to Special Account. The Company shall instruct the Depository Bank to sweep any funds arising from the Royalty Interests contained in the Main Account, no less frequently than once every week, into the Special Account, in accordance with further instructions to be provided by the Company on a weekly basis, it being understood that, in respect of the sweep contemplated under this Section 5.06(a), at the end of each Payment Month, the Company may retain from disbursement from the Special Account to Ligand any Excluded Costs deriving from any week covered by such Payment Month so long as such Excluded Costs are reflected in the Monthly Report in respect of such Payment Month.

(b)          Special Account. The funds in the Special Account shall be held in trust solely for the benefit of Ligand. The Company shall not take any action with respect to the Special Account other than making (i) the instructions to the Depository Bank necessary to effectuate the sweep contemplated in clause (a) of this Section 5.06, (y) any adjustment (and corresponding withdrawal of excess funds) for Excluded Costs as necessary to reconcile the balance of the Special Account with the amount to which Ligand is entitled pursuant to Section 2.02(a), provided that such adjustment shall occur only in accordance with and upon delivery of a Monthly Report calculating such Excluded Costs and (z) any disbursement of funds from the Special Account to the Ligand Account in accordance with Section 2.02(c)(i).

ARTICLE VI - Term and Termination

SECTION 6.01. Term. This Agreement shall commence on the Effective Date and shall continue through and including the tenth anniversary of the Effective Date (the “Term”).

SECTION 6.02. Extension of the Term. If any payments are accrued hereunder on or prior to the end of the Term and are required to be made by one of the Parties hereunder, this Agreement shall remain in full force and effect until any and all such payments have been made in full. Upon expiration or termination of this Agreement in accordance with its terms, all right, title and interest in and to the Royalty Interests shall automatically revert to the Company (and the security interests granted to Ligand hereunder shall automatically terminate), and Ligand will have no further rights in or with respect to the Royalty Interests or other Collateral and all other rights and interests of Ligand hereunder shall terminate (other than any contingent indemnification obligations with respect to which no claim has been made).

SECTION 6.03. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.02, this Agreement shall forthwith become void, impose no liability on the part of any Party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members and have no effect other than the provisions of this Section 6.03, and Section 5.02, Section 6.02 and Article VII hereof, which shall survive any such termination.

ARTICLE VII Miscellaneous

SECTION 7.01. Survival. All representations and warranties made herein or in any other writing delivered pursuant hereto shall survive the execution and delivery of this Agreement and shall continue to survive until the expiration or termination of this Agreement in accordance with Article VI.

SECTION 7.02. Notices. All notices, consents, waivers and communications hereunder given by any Party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed (with a copy by email):

If to Ligand to:

Ligand Pharmaceuticals Incorporated

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Attention: [XXX]

Email: [XXX]

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: [XXX]

Email: [XXX]

If to the Company to:

Aziyo Med, LLC

12510 Prosperity Drive, Suite 370

Silver Spring, MD 20904

Attention: [XXX]

Email: [XXX]

With a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103

Attention: [XXX]

Email: [XXX]

or to such other address or addresses as Ligand or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

SECTION 7.03. Successors and Assigns.

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)         Upon the consent of Ligand (which consent may not be unreasonably withheld, delayed or conditioned for any proposed assignment to any reasonably creditworthy proposed assignee), the Company may assign all or any applicable part of its rights and obligations under this Agreement in respect of any Product Change of Control, subject to the assumption by such proposed assignee of the obligations set forth in Section 2.01 and Section 2.02 with respect to such Product.

(c)          Solely upon the consent of the Company (which consent may not be unreasonably withheld, delayed or conditioned, other than in respect of any proposed assignment to any direct competitor of the Company, in respect of which such consent may be granted or withheld by the Company in its sole discretion), Ligand may assign any of its obligations or rights under this Agreement without restriction; provided that, notwithstanding the foregoing, Ligand may assign its rights and/or delegate its obligations under this Agreement to an Affiliate, to any Person in a transaction in which Ligand also assigns all of its right, title and interest in all or substantially all of its assets to the same party contemporaneous with the assignment of this Agreement, or to a successor, whether by way of merger, sale of stock or otherwise, without the Company's prior written consent. In advance of any proposed assignment by Ligand to any proposed assignee, Ligand shall provide to the Company any information concerning such proposed assignment and such proposed assignee as may be reasonably requested by the Company.

SECTION 7.04. Indemnification.

(a)          The Company hereby indemnifies and holds Ligand and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, a “Ligand Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Ligand Indemnified Party arising out of any breach of any representation or warranty made by the Company in this Agreement.

(b)           Ligand hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each, a “Company Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Company Indemnified Party arising out of any breach of any representation or warranty made by Ligand in this Agreement.

(c)            If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 7.04 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought by a third party against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding by a third party, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)            Ligand's sole remedy shall be to recover any monetary damages associated with a breach of a representation or warranty made by the Company in this Agreement, subject to the other terms and provisions contained in this Agreement.

SECTION 7.05.  No Implied Representations and Warranties. Each Party acknowledges and agrees that, other than the representations and warranties specifically contained in this Agreement, there are no representations or warranties of either Party or any other Person either expressed or implied with respect to the Products or the Sale Transaction or the other transactions contemplated hereby. Without limiting the foregoing, Ligand acknowledges and agrees that (a) Ligand and its Affiliates, together with its and its Affiliates’ representatives, have made their own investigation of the Products, the Intellectual Property related to the Products and the Regulatory Approvals and are not relying on any implied warranties or upon any other representation or warranty whatsoever, including any representation or warranty as to the future amount or potential value of the Products or Net Sales Proceeds, the amount of any payments by the Company hereunder or as to the creditworthiness of the Company and (b) except as expressly set forth in any representation or warranty in this Agreement, Ligand shall have no claim or right to indemnification by the Company pursuant to Section 7.04 (or otherwise) with respect to any information, documents or materials furnished by the Company or Seller or any of their respective representatives to Ligand, any of its Affiliates, or any of its or its Affiliates’ representatives, including any information, documents or material made available to Ligand, its Affiliates or any of its and its Affiliates’ representatives in any data room, presentation, management presentation, interview or any other form relating to the transactions contemplated hereby.

SECTION 7.06.  Independent Nature of Relationship. (a)    The relationship between the Company and Ligand is solely that of obligor and obligee, and neither Ligand nor the Company has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein shall be deemed to constitute the Company and Ligand as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including any tax purposes.

(b)            No officer or employee or agent of Ligand will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01. No officer, manager or employee of Ligand shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein or as otherwise separately agreed in writing.

(c)            Ligand and/or any of its Affiliates shall not at any time obligate the Company, or impose on the Company any obligation, in any manner or respect to any Person not a party hereto. The Company and/or any of its Affiliates shall not at any time obligate Ligand, or impose on Ligand any obligation, in any manner or respect to any Person not a party hereto.

SECTION 7.07. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including any term sheet), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. Notwithstanding any other provision set forth herein, neither Seller nor Guarantor is assuming any obligation or liability under the Ligand Purchase Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto. Neither this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or in respect hereof.

SECTION 7.08. Amendments; No Waivers.

(a)            Neither this Agreement nor any term or provision hereof may be amended, changed or modified except with the written consent of all Parties. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.

(b)            No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.09. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Neither Party shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other.

SECTION 7.10. Headings and Captions. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 7.11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

SECTION 7.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

SECTION 7.13. Expenses. Each of Ligand and the Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

SECTION 7.14. Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b)            Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each Party hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the exclusive jurisdiction of such courts. Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(c)            Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 7.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other Party in any other manner permitted by law.

ARTICLE VIII - Intercreditor Matters and Guarantee

SECTION 8.01. Ligand Interests; Recharacterization.

(a)            Notwithstanding anything herein to the contrary, it is the intention of the Parties that the Royalty Interests are owned by Ligand, and such Royalty Interests shall be treated as the property of Ligand for all purposes, other than federal and state income tax purposes. The provisions of this Agreement shall be construed to further these intentions of the Parties.

(b)            The Royalty Interests and any amounts received by the Company in respect of the Royalty Interests and, without limiting the foregoing, any cash deposited into the Special Account in accordance with the terms hereof and any cash deposited into the Main Account in respect of or consisting of the Royalty Interests (subject to any adjustments for Excluded Costs) is not, and is not intended to be, the property of the Company (or, in the event of a Bankruptcy Event, any estate created thereby by operation of applicable law or otherwise) but is possessed by the Company in trust solely on behalf of Ligand pending disbursement to Ligand or as otherwise provided in Section 5.06, in each case, as contemplated hereby.

(c)            If, notwithstanding subparagraph (b), the Royalty Interests are subject to a Recharacterization, the Parties intend that the Company shall be deemed hereunder to have granted, and the Company does hereby grant, to Ligand a first priority security interest in favor of Ligand, to secure the obligations to make the payments under Section 2.01, Section 2.02, and Section 2.03, including in respect of any acceleration thereof pursuant to Section 9.02, in the Royalty Interests and all proceeds and products thereof, and the Special Account and any cash or other funds, amounts or financial assets held therein or credited thereto.

(d)            No other liens or security interests (including any liens or security interests in favor of the MidCap Credit Facility Agent) shall exist on the Special Account or the cash or other funds, amounts or financial assets held therein or credited thereto other than any customary liens of the Depository Bank.

(e)            lf, notwithstanding clause (b), the conveyance of the Royalty Interests is subject to a Recharacterization, the Parties intend that the Company shall be deemed hereunder to have granted, and the Company does hereby grant (subject to the priorities specified in the Intercreditor Agreement) a security interest in favor of Ligand, to secure the obligations to make payments under Section 2.01, Section 2.02, and Section 2.03, including for the avoidance of doubt any acceleration of any payments pursuant to Section 9.02, in the Pari Passu Collateral.

SECTION 8.02. Other Ligand Security.

(a)            In addition to the special rights and security interests provided in Section 8.01, as security for the Company’s payment obligations in respect of any Minimum Quarterly Royalties payable hereunder (including in respect of any acceleration thereof pursuant to Section 9.02), the Company hereby grants (subject to the priorities specified in the Intercreditor Agreement) a security interest in all of the following assets of the Company that constitute “Collateral” under the MidCap Credit Facility (the “General Collateral”):

(i)            All goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located (each capitalized term in this clause (i) not otherwise defined in this Agreement or the MidCap Credit Facility, as defined in the UCC); and

(ii)            all the Company's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)            Notwithstanding the foregoing, no security interest is or will be granted pursuant to this Agreement in any right, title or interest of the Company under or in, and “Collateral” shall not include, any Excluded Assets.

SECTION 8.03. Priority. (a)  Pursuant and subject to the Intercreditor Agreement, the security interest granted in Section 8.01(c) shall be for all purposes senior in right to any other lien other than any customary liens of the Depository Bank.

(b)            Pursuant and subject to the Intercreditor Agreement, the security interest granted in Section 8.01(e) shall be pari passu with the Existing Liens.

(c)            Pursuant and subject to the Intercreditor Agreement, the security interest granted in Section 8.02 shall be for all purposes junior and subordinate (on a "silent second" basis) to the Existing Liens.

SECTION 8.04. Other Intercreditor Matters. Ligand acknowledges that, the MidCap Credit Facility Agent will not file any partial UCC-3 termination statement in respect of the liens held by the MidCap Credit Facility Agent or otherwise release any of its Collateral (as such term is defined under the MidCap Credit Facility) under the MidCap Credit Facility. However, the Intercreditor Agreement shall contain an express acknowledgement by the MidCap Credit Facility Agent that it has no security interest in or other rights in respect of the Special Account or any cash held therein.

SECTION 8.05. Control Agreements.

(a)            The Company agrees, with respect to the Special Account (upon request of Ligand), to use commercially reasonable efforts to cause the Depository Bank to agree to comply at any time with instructions from Ligand to the Depository Bank directing the disposition of funds from time to time credited to the Special Account, without further consent of the Company, pursuant to a customary deposit account control agreement in form and substance satisfactory to Ligand. However, Ligand shall not give any such instructions or withhold any withdrawal rights from the Company, unless a Remedies Event has occurred and is continuing.

(b)            Nothing herein is intended to affect or shall be construed as affecting the rights of the MidCap Credit Facility Agent under any deposit account control agreement in favor of it in respect of the Main Account.

SECTION 8.06. Termination or Release.

(a)            Upon receipt by Ligand of an aggregate amount of $15,027,342 on or after the Closing Date pursuant to this Agreement, all right, title and interest in and to the Royalty Interest and the Collateral shall automatically revert to the Company, and Ligand will have no further rights in or with respect to the Royalty Interest or the Collateral and all security interests granted hereunder shall terminate and be released; provided, however, the other terms and conditions of this Agreement shall remain in full force and effect, including without limitation, the Company’s obligation to make the payments described in Article II during the remainder of the Term.

(b)            Upon the withdrawal of any Excluded Costs or other amounts from the Special Account in accordance with the terms hereof, Ligand's security interest in such amounts granted pursuant to Section 8.01(c) shall be automatically terminated and released.

(c)            Subject to the Intercreditor Agreement, upon the sale, lease, transfer, assignment or other disposition (a “Transfer”) of any assets of the Company (other than the Royalty Interests and the Royalty Related Collateral) permitted under the MidCap Credit Facility, all of Ligand's security interests in such assets shall be automatically terminated and released.

(d)            Subject to the Intercreditor Agreement, at the Company's request, Ligand shall subordinate its liens and other rights with respect to any such assets or property or terminate and release its liens with respect to any such assets or property (in each case other than the Royalty Interests and the Royalty Related Collateral) in connection with any Permitted Transaction.

(e)            Upon the termination of the MidCap Credit Facility (or, if the MidCap Credit Facility is refinanced by another debt facility secured by all Collateral (other than the Royalty Interests and the Royalty Related Collateral), upon the termination of such refinancing debt facility), Ligand's security interest in all Collateral (other than the Royalty Interests and the Royalty Related Collateral) shall automatically be terminated and released.

(f)             In connection with any termination or release pursuant to this Section 8.06, Ligand shall execute and deliver to the Company all documents that the Company shall reasonably request to evidence such termination or release. Ligand further agrees that with respect to any deposit account (other than the Special Account) over which it has control, it shall not give any instruction to the applicable bank until a Remedies Event has occurred and is continuing.

ARTICLE IX - Remedies

SECTION 9.01. Remedies. If any Remedies Event shall occur and be continuing, subject to the terms of the Intercreditor Agreement, Ligand may exercise all rights and remedies of a secured party under the UCC or under any other applicable law and in equity, provided that Ligand shall exercise any such remedy against the Special Account prior to the exercise of any such remedy against any other Collateral.

SECTION 9.02. Acceleration. If any Remedies Event shall occur and be continuing, subject to the terms of the Intercreditor Agreement, upon notice to the Company, Ligand may declare all Minimum Quarterly Royalties required to be paid by the Company from the date of such Remedies Event until the expiration of the Term to be due and payable forthwith, whereupon the same shall immediately become due and payable.

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IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be duly executed by their respective authorized officers as of the day and year first above written to become effective on the Effective Date.

AZIYO MED, LLC

By	/s/ Jeffrey D. Hamet
Name: Jeffrey D. Hamet
Title: Vice President, Finance and Treasurer

[Signature Page to the Royalty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written to become effective on the Effective Date.

LIGAND PHARMACEUTICALS, INCORPORATED

By	/s/ Charles Berkman
Name: Charles Berman
Title: VP, General Counsel & Secretary

[Signature Page to the Royalty Agreement]

Exhibit A

to the Royalty Agreement

GUARANTY AGREEMENT

Schedule A

to the Royalty Agreement

PRODUCTS

Aziyo Fields of Use	Product Applications
SIS for the repair of the pericardial sac	CorMatrix® ECM® for Pericardial Closure
SIS for repair of myocardial tissue	CorMatrix® ECM® for Cardiac Tissue Repair
SIS to repair Carotid Arteries	CorMatrix® ECM® for Carotid Repair
Co-Exclusive Vascular Patch using SIS to repair the wall of peripheral veins and arteries	CorMatrix® ECM® for Vascular Repair
SIS for repair of myocardial tissue	CorMatrix® TYKE® Patch, Pledget and Intracardiac or TYKE® Patch, Pledget and Intracardiac
SIS pouch devices into which implantable cardiac pacemaker or defibrillator devices are inserted	CorMatrix® CanGaroo® ECM® Envelope or CanGaroo® ECM® Envelope

Schedule B

to the Royalty Agreement

ROYALTY RELATED COLLATERAL

US Patents and Patent Applications

Non-US Patents and Patent Applications

Schedule 3.08

to the Royalty Agreement

MidCap Credit Facility:

Credit and Security Agreement (Revolving Loan) providing for a revolving loan in the maximum principal amount of $8,000,000.

Credit and Security Agreement (Term Loan) providing for a term loan in the maximum principal amount of $12,000,000.